Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Mark Casciano (610)882-8800

Embassy Bancorp, Inc. Announces Annual Cash Dividend

BETHLEHEM, Pa. - June 19, 2014 -  Embassy Bancorp, Inc. (OTCQB: EMYB) announced today that its Board of Directors has declared an annual cash dividend of $0.06 per share, payable on October 1, 2014, to shareholders of record on September 2, 2014.

“I am very excited to announce our annual cash dividend,” said David M. Lobach, Jr., Chairman, President and Chief Executive Officer.  “Our bank’s accomplishments since our opening in 2001 continue to gain recognition by industry experts.  In May 2014, American Banker Magazine identified Embassy Bancorp, Inc. as number fifty-ninth on its list of top 200 publicly traded community banks and thrifts based on three-year average return-on-equity (ROE).  We believe our continued tremendous focus on the customer and our community, coupled with a dedicated group of bankers and stakeholders, has allowed us to attain this level of performance.”

About Embassy Bancorp, Inc.

With nearly $700 million in assets, Embassy Bancorp, Inc. is the parent company of Embassy Bank for the Lehigh Valley, a full-service community bank operating 7 branch offices in the Lehigh Valley area of Pennsylvania.  For more information about Embassy Bancorp, Inc. and Embassy Bank, please visit www.embassybank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Embassy Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC).  The statements are valid only as of the date hereof and Embassy Bancorp, Inc. disclaims any obligation to update this information.